CIRRUS LOGIC, INC. 2018 LONG TERM INCENTIVE PLAN
NOTICE OF GRANT OF OPTION
Holder’s Name:
Holder’s Address:

You (“Holder”) are hereby granted an option (this “Option”) to purchase shares of Common Stock of Cirrus Logic, Inc., subject to the terms and conditions of the Cirrus Logic, Inc. 2018 Long Term Incentive Plan (the “Plan”) and the related Stock Option Agreement (the “Option Agreement”), as set forth below. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
Grant Number:
Date of Grant:
Vesting Commencement Date:
Vesting Schedule:

Shares	Vest Type	Vest Date	Expiration

Exercise Price per Share:
Total Number of Shares Granted:
Total Exercise Price:
Type of Option:
Term/Expiration Date:
By your signature or electronic acceptance of this Notice of Grant and the signature of the Company’s representative below, you and the Company hereby acknowledge your receipt of this Option granted on the Date of Grant indicated above, which has been issued to you under the terms and conditions of the Plan and the Option Agreement. You further acknowledge receipt of a copy of the Plan and Option Agreement and agree to all of the terms and conditions of the Plan and the Option Agreement, which are incorporated in this Option by reference.
HOLDER:                         CIRRUS LOGIC, INC.

By:
Signature                      Name

_______________________________________
Printed Name
_______________________________________
Date